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                                                            EXHIBIT 10.1

                            [JENNY CRAIG LETTERHEAD]


November 23, 1999

Ms. Patricia Larchet
Jenny Craig International
Australia

Dear Patti:

This letter will formalize our employment offer to you as President and Chief Operating Officer of Jenny Craig, Inc. (the "Company). While your duties will involve the broad spectrum of the Company's business, the following is an outline of the specific responsibilities you will assume upon your accepting your new position:

1.   The term of this contract will commence December 3, 1999.

2.   Your position will be President and Chief Operating Officer.

3. The duties for this position shall include, but not be limited to, oversight of day-to-day operations of all business of the Company as directed by the Chief Executive Officer ("CEO"), assisting in preparation and providing management oversight of marketing and advertising strategies, policies and procedures, managing line and staff functions as directed by the CEO, developing and implementing long and short range business objectives of the Company and carrying out all other business of the Company as necessary or as directed by the CEO or the Board of Directors.

4. Your annual compensation will be four hundred thousand dollars ($400,000) per year payable on a bi-monthly basis. You will also become eligible to participate in any executive incentive plans that may exist from time-to-time for senior executives.


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5.   You will receive an option to purchase five hundred thousand (500,000)
     shares of common stock of the Company in concert with the Company's Stock Option Plan. The option price will be the average of the high and low price for a share of JCI common stock on the New York Stock Exchange on the day you begin your employment as President and Chief Operating Officer. The vesting period for options will be over a four (4) year period in four equal annual installments of twenty five percent (25%), the first of which will vest on the first anniversary of your employment with the Company.

6. Upon accepting employment as President and Chief Operating Officer, you will be afforded the same fringe benefit opportunities as other senior executives in the Company.

7. It is the intent of the Company to assist you in relocation to San Diego. As a result, the following terms shall apply to your relocation:

     a. Company will pay the expense of moving the reasonable and ordinary household effects to San Diego, including packing and unpacking, transportation and insurance. If needed, Company will also reimburse you for reasonable and ordinary storage charges on household furniture until your purchase of a new home in San Diego has been finalized, up to a maximum of ninety (90) days.

     b. Company will pay for coach class air transportation expenses or cash equivalent thereof for you and your husband/family from Australia to San Diego.

     c. Company will pay the necessary and reasonable expense of temporary residence for you and your family for a period of up to ninety (90) days.

     d. The payments set forth in subparagraphs (a)-(c) above, are contingent upon your providing Company with documents supporting the costs and expenses you incur in a form satisfactory to Company.

8.   a.   Company shall have the right to terminate your employment at any time, with or without cause, by written notice to you. If your employment is terminated by Company without cause, or by you within ninety (90) days following a change of control of Company, you will receive a severance payment equal to your then current annual salary payable in twelve (12) equal monthly installments (the "Severance Payments"). If your employment is terminated, all compensation, benefits, and rights you may have under this agreement will terminate on the date of termination of employment, except your right to receive the Severance Payments described above and your rights under Company's Stock Option Plan. For purposes of this agreement, "cause" shall mean your death, disability (the inability to perform services for a period of one hundred twenty (120) days in any consecutive twelve (12) month period), a breach of this agreement or your duty of loyalty to Company, willful misconduct or negligence in the performance of the duties contemplated hereby, your conviction of a felony, or conduct by you which brings you or


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November 23, 1999
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     Company into public disrepute, or which could have a substantial adverse effect on Company or its business.

     b. The Severance Payments described in Paragraph 7(a) shall be paid in consideration of your execution of an agreement and general release in such form as is acceptable to Company, in which, among other things, you release and discharge Company from all claims and liabilities relating to your employment with Company and/or the termination of your employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable. You will be entitled to receive the Severance Payments described in Paragraph 8(a), above, only after the agreement and general release has been signed and delivered, and the time for you to revoke the agreement and general release, if any, has expired.

9. You agree that at all times, both during and after your employment by Company, you will not use or disclose to any third party any information, knowledge or data not generally known to the public which you may have learned during your employment by Company which relates to the operations, business or affairs of Company. You agree to comply with all procedures which Company may adopt from time to time to preserve the confidentiality of any information and immediately following termination of your employment to return to Company all materials created by you or others which related to the operations, business or affairs of Company. You agree that for a period of two (2) years following termination of your employment you will not, directly or indirectly (a) employ or engage as an independent contractor or seek to employ, engage or retain any person who, during any portion of the two (2) years prior to the date of termination of your employment was, directly or indirectly, employed as an employee, engaged as an independent contractor or otherwise retained by Company; or (b) induce any person or entity to leave his employment with Company, terminate an independent contractor relationship with Company or terminate or reduce any contractual relationship with Company.

10. Any controversy or dispute arising out of or relating to this agreement or the interpretation thereof, shall be settled exclusively by arbitration conducted in San Diego, California before one or more arbitrators in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Service then in effect and with discovery permitted by both parties in accordance with Section 1283.05 of the Code of Civil Procedure of the State of California, or any successor thereto, subject to such modification as may be directed by the arbitrator. The award of the arbitrator(s) shall be final and binding and judgment may be entered on the arbitrator's award in any court having jurisdiction. In the event of any such arbitration (or if legal action shall be brought in connection therewith), the party prevailing in such proceeding shall be entitled to recover from the other party the reasonable costs thereof, including reasonable attorney and accounting fees.

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November 23, 1999
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Patti, we are looking forward to your joining us as President and Chief
Operating Officer and the experience and knowledge you will bring in helping us achieve new heights. I personally look forward to working with you and to having your assistance in the many challenges ahead.


Warm regards,


                              Accepted and Agreed:


                              /s/ PATRICIA LARCHET   12/3/99
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                              Signature               Date

/s/ SIDNEY H. CRAIG
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Sidney H. Craig